Exhibit 99.1

News Release

Contacts:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Announces Redemption of Series B Convertible Preferred Stock
     LOS ANGELES — Feb. 20, 2008 — Northrop Grumman Corporation (NYSE: NOC) today announced that it will redeem all 3.5 million shares of its Series B Convertible Preferred Stock (“Preferred Stock”) on April 4, 2008.
     On April 4, 2008, each share of Preferred Stock will be redeemed for shares of NOC common stock (“Common Stock”) based on the redemption ratio. Under the redemption ratio formula, Preferred Stock holders will receive a number of shares of Common Stock equal to $100 (the liquidation value of each share of Preferred Stock) plus $1.536111 (accrued Preferred Stock dividends per share as of April 4, 2008), divided by the average of the closing prices of Common Stock as reported on the NYSE for the five consecutive trading days ending April 2, 2008.
     Alternatively, holders of Preferred Stock may exercise their right to convert each share of Preferred Stock into 1.822267 shares of Common Stock at any time prior to 5:00 p.m., Eastern Daylight Time, on April 3, 2008. Preferred Stock holders who elect to convert are not entitled to receive any accrued Preferred Stock dividends. The company will pay a dividend to holders of record of Common Stock as of March 3, 2008, including those who have converted Preferred Stock and are Common Stock holders of record on March 3, 2008.
     The redemption ratio for the Preferred Stock cannot be determined until April 2, 2008, but had the redemption taken place on December 31, 2007, each share of Preferred Stock would have been redeemed for 1.261 shares of Common Stock.
     The company will pay cash in lieu of any fractional share of Common Stock that results from the conversion or redemption formula.
     Preferred Stock holders who have questions about the redemption or conversion of their shares should contact Computershare Trust Company, as Redemption and Conversion Agent, at (800)546-5141 (within the U.S., Canada and Puerto Rico) or (781)575-2765 (outside the U.S., Canada and Puerto Rico).

Northrop Grumman Corporation
1840 Century Park East  •  Los Angeles, CA 90067
www.northropgrumman.com/media

Northrop Grumman Announces Redemption of Series B Convertible Preferred Stock

     Official notice of the redemption and a letter of transmittal for redemption or conversion of the Preferred Stock will be sent shortly to all Preferred Stock holders of record as of the close of business on February 20, 2008. Certificates, together with a completed and executed letter of transmittal, should be surrendered to Computershare Trust Company at the following address:

If By Mail:	If By Overnight Courier:
Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021
     Northrop Grumman Corporation is a $32 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
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Northrop Grumman Corporation
1840 Century Park East  •  Los Angeles, CA 90067
www.northropgrumman.com/media